Exhibit 99.1

Supplemental financial and operating information regarding the Company and DJO dated January 28, 2019

The supplemental financial and operating information regarding Colfax Corporation (which may be referred to herein as “Colfax,” “the Company,” “we,” “our” and “us”) and DJO Global, Inc. (“DJO”) set forth below shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

PRESENTATION OF FINANCIAL INFORMATION

The historical financial information included in this supplemental information is derived from the following historical financial statements filed previously with the Securities and Exchange Commission (“SEC”):

•

the historical statement of income data and cash flow data for Colfax for the years ended December 31, 2015, 2016 and 2017 and the historical balance sheet data as of December 31, 2016 and 2017 have been derived from our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Annual Report”);

•

the historical statement of income data and cash flow data for Colfax for the nine months ended September 29, 2017 and September 28, 2018 and the historical balance sheet data as of September 28, 2018 have been derived from Colfax’s unaudited interim consolidated financial statements, included in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2018 (the “2018 Quarterly Report”); the historical balance sheet data as of September 29, 2017 have been derived from Colfax’s unaudited consolidated financial statements as of such date, included in our Quarterly Report on Form 10-Q for the quarter ended September 29, 2017 (the “2017 Quarterly Report”);

•

the statement of income data and cash flow data for DJO for the years ended December 31, 2015, 2016 and 2017 and the balance sheet data as of December 31, 2016 and 2017 and have been derived from DJO’s audited annual consolidated financial statements, included in our Current Report on Form 8-K filed on January 7, 2019 (the “2019 Current Report”); and

•

the financial data for DJO as of and for the nine months ended September 29, 2018 have been derived from DJO’s unaudited, interim consolidated financial statements, included in the 2019 Current Report; the historical balance sheet data as of September 30, 2017 have been derived from DJO’s unaudited, interim consolidated financial statements as of such date, included in the 2019 Current Report.

Our results of operations for the nine month period ended September 28, 2018 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2018, and you should not assume the results of operations for any past periods indicate results for any future period. The information set forth below should be read together with the other information contained in Colfax’s and DJO’s audited annual consolidated financial statements and unaudited interim consolidated financial statements.

In addition, this supplemental information includes certain unaudited financial information for the twelve months ended September 28, 2018 (the “LTM Financial Information”). This financial information has been calculated (i) with respect to Colfax, by adding Colfax’s historical results for the year ended December 31, 2017, to Colfax’s historical results for the nine months ended September 28, 2018, less Colfax’s historical results for the nine months ended September 29, 2017 and (ii) with respect to DJO, by adding DJO’s historical results for year ended December 31, 2017, to DJO’s historical results for the nine months ended September 29, 2018, less DJO’s historical results for the nine months ended September 30, 2017. See “Summary Historical Consolidated Financial Data of Colfax” and “Summary Historical Consolidated Financial Data of DJO.” The LTM Financial Information has been prepared solely for the purposes of this supplemental information, is not prepared in the ordinary course of our financial reporting and has not been audited or reviewed. It is for illustrative purposes only and is not necessarily representative of our or DJO’s results of operations, for any future period or our or DJO’s financial condition at any future date.

PRO FORMA FINANCIAL INFORMATION

This supplemental information presents unaudited pro forma consolidated condensed balance sheet data as of September 28, 2018, and the unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 2017, the nine months ended September 28, 2018 and the twelve months ended September 28, 2018.

The unaudited pro forma consolidated condensed balance sheet considers: the unaudited consolidated balance sheets of Colfax as of September 28, 2018 and DJO as of September 29, 2018, and gives effect to the Acquisition, the Financing Transactions and the application of the proceeds therefrom as if each occurred on September 28, 2018.

The unaudited pro forma consolidated condensed statements of operations consider (i) the unaudited historical statements of operations of Colfax for the nine months ended September 28, 2018 and the unaudited statement of income data for DJO for the nine months ended September 29, 2018, and give effect to the Acquisition, the Financing Transactions and the application of the proceeds therefrom, as if each occurred on January 1, 2017 and (ii) the audited statements of operations of Colfax and the audited statement of income data, in each case, for the year ended December 31, 2017, and gives effect to the Acquisition, the Financing Transactions and the application of the proceeds therefrom, as if each occurred on January 1, 2017.

In addition, this supplemental information includes certain unaudited pro forma financial information for the twelve months ended September 28, 2018 which has been derived from (i) the results of Colfax for the twelve months ended September 28, 2018 (calculated by adding Colfax’s historical results for the year ended December 31, 2017, to Colfax’s historical results for the nine months ended September 28, 2018, and subtracting Colfax’s historical results for the nine months ended September 29, 2017) and (ii) the results of DJO for the twelve months ended September 29, 2018 (calculated by adding DJO’s historical results for year ended December 31, 2017, to DJO’s historical results for the nine months ended September 29, 2018, and subtracting DJO’s historical results for the nine months ended September 30, 2017), as adjusted to reflect the business combination effect resulting from the Acquisition (as defined herein) and the Financing Transactions (as defined herein), including the application of the proceeds therefrom.

The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited consolidated condensed statements of operations, expected to have a continuing impact on the consolidated entity’s condensed results. The unaudited pro forma consolidated financial data are based upon the historical consolidated financial data of Colfax and DJO, after giving effect to the Acquisition and the Financing Transactions, including the application of the proceeds therefrom, as of the dates and for the periods indicated. The unaudited pro forma consolidated financial data should be read in conjunction with the financial statements previously filed with the SEC and the related notes thereto.

In this supplemental information, we refer to the issuance of the Units (as defined below) and the borrowings under the New Credit Facility (as defined below) and, if not cancelled in full, under the Bridge Facility (as defined below) as the “Other Financing Transactions.” We refer to issuance of the notes, the Assumption and the Other Financing Transactions, collectively, as the “Financing Transactions.”

NON-GAAP FINANCIAL MEASURES

This supplemental information includes Adjusted EBITDA, Leverageable Adjusted EBITDA, free cash flow, pro forma Adjusted EBITDA, pro forma Leverageable Adjusted EBITDA, pro forma Leverage Ratio and pro forma Fixed Charge Coverage Ratio for Colfax and DJO, as applicable, which are non-GAAP financial measures. See “Summary Historical Consolidated Financial Data of Colfax”, “Summary Historical Consolidated Financial Data of DJO” and “Summary Unaudited Pro Forma Consolidated Condensed Financial Information of Colfax and DJO” for the definitions of such non-GAAP financial measures and reconciliations to the most directly comparable U.S. GAAP measures. We use Adjusted EBITDA to manage our operating results. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that Adjusted EBITDA is widely used to measure the performance, and as a basis for valuation, and is therefore useful in measuring performance at a consolidated or segment level as well. In light of the Acquisition, we have presented Leverageable Adjusted EBITDA as a single measure to compare the non-GAAP operating metrics prepared and presented for historical periods by each of Colfax and DJO. We reconcile Adjusted EBITDA and Leverageable Adjusted EBITDA for Colfax to operating income because it is the most directly comparable GAAP measure. However, each of Adjusted EBITDA, Leverageable Adjusted EBITDA, Adjusted EBITDA margin, Leverageable Adjusted EBITDA margin and free cash flow has limitations as an analytical tool including:

•	Adjusted EBITDA and Leverageable Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA and Leverageable Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA and Leverageable Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Leverageable Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	Adjusted EBITDA and Leverageable Adjusted EBITDA do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations.

Our and DJO’s measurements of these metrics, as applicable, may not be comparable to similarly titled measures of other companies or to each other. Because of these limitations, the non-GAAP financial measures presented in this supplemental information should not be considered in isolation or as substitutes for performance measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures are not prepared in accordance with U.S. GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with U.S. GAAP. Any analysis of non-U.S. GAAP financial measures should be used only in conjunction with results presented in accordance with U.S. GAAP.

Further, our presentation of Adjusted EBITDA with respect to Colfax as set forth herein differs from that we have presented historically. For example, our presentation of Adjusted EBITDA herein does not include stock-based compensation or other impairment charges.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this supplemental information that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplemental information. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding: projections of revenue, profit margins, expenses, tax provisions and tax rates, earnings or losses from operations, impact of foreign exchange rates, cash flows, pension and benefit obligations and funding requirements, synergies or other financial items; plans, strategies and objectives of management for future operations including statements relating to potential acquisitions, compensation plans or purchase commitments; developments, performance or industry or market rankings relating to products or services; future economic conditions or performance; the outcome of outstanding claims or legal proceedings including asbestos-related liabilities and insurance coverage litigation; potential gains and recoveries of costs; assumptions underlying any of the foregoing; and any other statements that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Forward-looking statements may be characterized by terminology such as “believe,” “anticipate,” “should,” “would,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “targets,” “aims,” “seeks,” “sees,” and similar expressions. These statements are based on assumptions and assessments made by our management in light of their experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate.

Certain Supplemental Information of Colfax and DJO

Since 2014, Colfax has launched over 25 major new products, including 11 in 2018.

For the nine months ended September 28, 2018, approximately 77.7% of Colfax’s Net sales were shipped to locations outside of the U.S., with approximately 49.3% shipped to locations in emerging markets.

Research and development expense for Colfax was $37.0 million and $30.2 million for the nine months ended September 28, 2018 and September 29, 2017, respectively.

In 2017, approximately three-fourths of DJO’s total revenues were generated by Prevention & Rehabilitation.

In 2017, approximately a fourth of DJO’s total revenues were generated by Reconstructive.

Recent Developments

Acquisition of DJO

On November 19, 2018, Colfax entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DJO, pursuant to which Colfax agreed to purchase DJO (the “Acquisition”) from private equity funds managed by The Blackstone Group L.P. for approximately $3.15 billion in cash, including the redemption and repayment of a portion of DJO debt, subject to certain price adjustments set forth in the Merger Agreement. DJO develops, manufactures and distributes high-quality medical devices with a broad range of products used for rehabilitation, pain management and physical therapy.

Pursuant to the Merger Agreement, subject to the satisfaction or waiver of specified conditions, an indirect, wholly-owned subsidiary of Colfax will merge with and into DJO, with DJO continuing as the surviving company and an indirect, wholly-owned subsidiary of Colfax. The Acquisition is expected to close in the first quarter of 2019, subject to the satisfaction of customary closing conditions.

The shareholders of DJO approved the Acquisition on November 19, 2018. The completion of the Acquisition is not subject to the approval of Colfax shareholders or the receipt of financing by Colfax. As of the date of this supplemental information, the completion of the Acquisition remains subject to the following closing conditions: (i) the receipt of certain regulatory approvals (or the termination or expiration of applicable waiting periods); (ii) the absence of any order, or the enactment of any law, prohibiting the Acquisition; (iii) subject to certain exceptions, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Merger Agreement; and (iv) the absence of any material adverse effect on DJO or Colfax since the date of the Merger Agreement. The Merger Agreement also contains certain termination rights for DJO and Colfax and provides that Colfax will pay DJO a termination fee of $220.5 million if DJO terminates the Merger Agreement under certain specific conditions.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement.

Acquisition Financing

Colfax anticipates that approximately $3.2 billion will be required to pay the Acquisition consideration to the DJO shareholders, to pay fees and expenses relating to the Acquisition and to repay certain indebtedness of DJO. Colfax intends to finance the Acquisition with the net proceeds from an offering of notes, the net proceeds from a completed registered offering of $460 million aggregate amount of tangible equity units (the “Units”), and borrowings under the New Credit Facility, as described below, together with $100.0 million of cash on hand.

In connection with entering into the Merger Agreement, we entered into a debt commitment letter (as amended and restated, the “Commitment Letter”), with JPMorgan Chase Bank, N.A., Credit Suisse AG, Credit Suisse Loan Funding LLC and certain other lenders party thereto, pursuant to which such financial institutions have committed to provide $3.29 billion of bridge financing for the Acquisition (the “Bridge Facility”). The funding of the Bridge Facility is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the bridge financing in accordance with the terms set forth in the related commitment letter and (ii) the consummation of the Acquisition in accordance with the Merger Agreement.

To finance a portion of the consideration for the Acquisition, we have entered into the following transactions as of the date of this supplemental information:

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Units offering. On January 11, 2019, we completed a registered offering of 4,600,000 tangible equity units comprised of (i) a prepaid stock purchase contract issued by us and (ii) a senior amortizing note due January 15, 2022 issued by us, from which we received net proceeds of $447,700,000 (after deducting the underwriting discounts). We expect to use the proceeds of the Units offering to fund a portion of the purchase price payable under the Merger Agreement, as well as for general corporate purposes. If the Acquisition does not occur by May 19, 2019, we will have the option to exercise certain redemption rights as described in the Prospectus Supplement dated January 8, 2019 relating to the Units offering. The offering of the Units is not contingent on the completion of the Acquisition or any debt financing.

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New Credit Facility. On December 17, 2018, we entered into a new term loan and revolving credit facility (together, the “New Credit Facility”) with a syndicate of 23 banks (i) to refinance a term loan in the aggregate principal amount of $750.0 million and a revolving credit facility with a commitment capacity of $1.3 billion under a credit agreement entered into on June 5, 2015 by and among the Company, as the borrower, certain U.S. subsidiaries of the Company identified therein, as guarantors, each of the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent, swing line lender and global coordinator (the “2015 Credit Agreement”) and (ii) to finance the Acquisition and related transactions. The New Credit Facility is a senior unsecured facility (subject, however, to a “springing” collateral provision), which is comprised of a $1.3 billion five-year revolving credit facility (the “New Revolver”), a $500.0 million two-year term loan facility (the “Two Year Term Loan”), and a $1.225 billion five-year term loan facility (the “Five Year Term Loan” and, together with the Two Year Term Loan, the “New Term Loan Facilities”). The New Revolver contains a $50.0 million swing line loan sub-facility. The initial credit extensions under the New Credit Facility will only be made available to us, subject to certain conditions precedent, on the date of consummation of the Acquisition. $487.5 million of the Five Year Term Loan will be used to refinance the existing term loan under the 2015 Credit Agreement and thus is ineligible to reduce the Bridge Facility commitment. Pursuant to the terms of the Commitment Letter, borrowings under the New Revolver will reduce the Bridge Facility commitment only on or after the closing of the Acquisition to the extent the proceeds thereof are used to pay for the amounts required to be paid under the Merger Agreement and to pay fees and expenses incurred in connection with the Acquisition and the related financing transactions. Following the consummation of the Acquisition, credit extensions under the New Revolver will be used for working capital and general corporate purposes.

As a result of the offering of the Units, the Bridge Facility (and corresponding commitment) has been reduced on a dollar-for-dollar basis by proceeds from the completed sale of Units described above. The Bridge Facility (and corresponding commitment) will also be reduced on a dollar-for-dollar basis by proceeds from the notes and, subject to the limitations described above, borrowings under the New Credit Facility. To the extent the proceeds from an offering of notes, together with the proceeds of the completed sale of Units, borrowings under the New Credit Facility and cash on hand, are at least $3.29 billion, the Bridge Facility commitment will be cancelled and terminated in full. However, there is no guarantee that we will be able to raise gross proceeds in the amounts contemplated or at all.

This supplemental information is not an offer to sell or a solicitation of an offer to buy any notes being offered in the notes offering, which will be made by a separate offering document and is not part of this supplemental information. There can be no assurance as to when or if or on what terms any such offering of the notes will take place. In addition, the timing, amounts and terms of the contemplated financing will depend on market conditions and other factors, and our financing plans are subject to change.

Air and Gas Handling Business

Concurrent with the company’s announcement of the Acquisition, it also announced that it is exploring strategic options for the Air and Gas Handling business, including a potential divestiture. The company has hired an advisor to assist in the process but cannot predict the outcome of the review.

Preliminary Estimated Results of Operations

We are in the process of finalizing our financial results for the three months and the year ended December 31, 2018.

The following table sets forth certain estimated financial results we expect to report for the three months ended December 31, 2018 and actual financial results we reported for the three months ended December 31, 2017:

	Three Months Ended December 31,		Three Months Ended December 31,
(dollars in millions)	2018 (estimated)		2017 (actual)
	(unaudited)		(unaudited)
	Low	High
Net sales	$980.0	$985.0	$874.1
Operating income (loss)	46.5	49.0	(175.9)
Specific costs included in operating income (loss):
Restructuring charges	36.9	36.9	45.3
Goodwill & intangible asset impairment	—	—	152.7
Pension settlement loss	—	—	46.9
DJO acquisition-related costs	6.6	6.6	—

Adjusted operating income	$90.0	$92.5	$69.0

The estimated increase in Net sales in the three months ended December 31, 2018, compared to the three months ended December 31, 2017, was primarily due to approximately 10% growth in Net sales from existing businesses, approximately 7% growth from acquisitions, which was offset in part by approximately 5% of negative fluctuation of foreign currency translation rates. In particular, the estimated growth in Net sales from existing businesses in the three months ended December 31, 2018 is largely attributable to continued strong growth in Air & Gas Handling segment driven by orders for Industrial applications, and significant growth in the Fabrication Technology segment, including the effect of a 5% price increase of our products to address input cost inflation.

The estimated increase in operating income in the three months ended December 31, 2018, compared to the three months ended December 31, 2017, was primarily due to operating leverage as a result of sales volume increases, improved profitability of Air & Gas Handling projects, benefits from restructuring initiatives, lower restructuring costs, as well as the effect during the three months ended December 31, 2017 of pension settlement loss and goodwill and intangible asset impairments that are not expected to recur in the three months ended December 31, 2018.

The following table sets forth certain estimated financial results we expect to report for the year ended December 31, 2018 and actual financial results we reported for the year ended December 31, 2017:

	Year Ended December 31,		Year Ended December 31,
(dollars in millions)	2018 (estimated)		2017 (actual)
	(unaudited)		(audited)
	Low	High
Net sales	$3,662.0	$3,667.0	$3,300.2
Operating income (loss)	235.0	237.5	29.2
Specific costs included in operating income:
Restructuring charges	77.4	77.4	68.4
Goodwill & intangible asset impairment	—	—	152.7
Pension settlement loss	—	—	46.9
DJO acquisition-related costs	6.6	6.6	—

Adjusted operating income	$319.0	$321.5	$297.2

The estimated increase in Net sales in the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to approximately 4% growth in Net sales from existing businesses, approximately 8% growth from acquisitions, which was offset in part by approximately 1% of negative fluctuation of foreign currency translation rates. In particular, the estimated growth in Net sales from existing businesses in the year ended December 31, 2018 is largely attributable to continued strong growth in Air & Gas Handling segment driven by orders for Industrial applications, and significant growth in the Fabrication Technology segment, including marginal price increases to address input cost inflation.

The estimated increase in operating income in the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to operating leverage from sales volume increases, improved profitability of Air & Gas Handling projects, benefits from restructuring initiatives, as well as the effect in the year ended December 31, 2017 of pension settlement loss and goodwill and intangible asset impairment that are not expected to recur in the year ended December 31, 2018.

The estimated financial results presented in this section are preliminary, unaudited and subject to the completion of our financial closing procedures for the three months ended December 31, 2018 and the year ended December 31, 2018. Those procedures have not yet been completed, and the estimated financial results should not be viewed as a substitute for full quarterly and year ended financial statements prepared in accordance with U.S. GAAP and reviewed or audited by the independent auditors. Our actual results may differ materially from these estimates due to developments that may arise between now and the time the financial results for our quarter ended December 31, 2018 and the year ended December 31, 2018 are finalized and published. Actual results remain subject to the completion of management’s and the audit committee’s final review, as well as review by independent auditors. There can be no assurances that the actual financial results for the three months ended December 31, 2018 and the year ended December 31, 2018 will be identical to the estimates set forth herein and any variation may be material. The preliminary financial data included in this supplemental information has been prepared by, and is the responsibility of, management of Colfax. Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. The estimates set forth in this section were prepared by, and reflect the best judgment of, our management and are based upon a number of assumptions.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF COLFAX

The following table presents summary historical consolidated financial data for Colfax as of the dates and for the periods indicated. The historical statement of income data and cash flow data for Colfax for the years ended December 31, 2015, 2016 and 2017 and the historical balance sheet data as of December 31, 2016 and 2017 have been obtained from our audited consolidated financial statements previously filed with the SEC. The historical statement of income data and cash flow data for Colfax for the nine months ended September 29, 2017 and September 28, 2018 and the historical balance sheet data as of September 28, 2018 have been obtained from Colfax’s unaudited interim consolidated financial statements previously filed with the SEC. The historical balance sheet data as of September 29, 2017 have been derived from Colfax’s unaudited consolidated financial statements as of such date previously filed with the SEC. In addition, this supplemental information includes certain unaudited financial information for the twelve months ended September 28, 2018 with respect to Colfax, which has been calculated by adding Colfax’s historical results for the year ended December 31, 2017, to Colfax’s historical results for the nine months ended September 28, 2018, less Colfax’s historical results for the nine months ended September 29, 2017.

The results of operations for the nine months ended September 28, 2018 were prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, include all adjustments consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. Such results of operations are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2018, and you should not assume the results of operations for any past periods indicate results for any future period. The information set forth below should be read together with the other information contained in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therin included in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K for the periods ended September 28, 2018 and December 31, 2017, respectively.

	Year Ended December 31,			Nine Month Period Ended		Twelve Month Period Ended
	2015	2016	2017	September 29, 2017	September 28, 2018	September 28, 2018
(dollars in thousands)
Statement of Income Data:
Net sales	$3,434,352	$3,185,753	$3,300,184	$2,426,101	$2,681,586	$3,555,669
Operating income	265,620	236,800	29,151	205,111	188,056	12,096
Specific costs included in Operating income:
Restructuring and other related charges	56,822	58,496	68,351	23,131	40,791	86,011
Goodwill and intangible asset impairment	1,486	238	152,700	—	—	152,700
Pension settlement loss (gain)	(582)	48	46,933	—	—	46,933
Net (loss) income from continuing operations	176,950	154,752	(54,540)	129,877	137,285	(47,132)
Balance Sheet and Other Data at period end:
Cash and cash equivalents	$178,993	$208,814	$262,019	$260,414	$285,900	$285,900
Total assets	6,732,919	6,338,440	6,709,697	6,838,316	6,446,229	6,446,229
Total debt, including current portion	1,417,547	1,292,144	1,061,071	1,340,488	1,142,009	1,142,009
Other Financial Data:
Adjusted EBITDA(1)	$454,659	$421,643	$422,131	$317,657	$337,079	$441,553
Leverageable Adjusted EBITDA(2)						$533,968

(1)

We define Adjusted EBITDA as operating income, depreciation and amortization charges, further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. We reconcile to Adjusted EBITDA to operating income because it is the most directly comparable U.S. GAAP measure. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.
(2)

We define Leverageable Adjusted EBITDA as Adjusted EBITDA as further adjusted (1) to eliminate stock-based compensation expense, (2) to include the effect on our results of operations for the twelve months ended September 28, 2018 as if certain acquisitions had been consummated as of October 1, 2017, and (3) to include future cost savings related to restructuring initiatives under our Fabrication Technology and Air & Gas Handling segments. These further adjustments are itemized below. In particular, future cost savings are based on management estimates and assumptions and are forward-looking in nature. As such, this information is inherently subject to risks and uncertainties. It may not give an accurate or complete picture of the financial impact or results of these actions and initiatives for the periods presented and may not be comparable with our financial statements or the other financial information included in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K for the periods ended September 28, 2018 and December 31, 2017, respectively, and should not be relied upon when making an investment decision. Our presentation of Leverageable Adjusted EBITDA has inherent limitations as an analytical tool. For example, Leverageable Adjusted EBITDA does not reflect costs and capital expenditures that we may incur to implement the cost savings initiatives described below. If one or more of our underlying assumptions regarding these items proves to have been incorrect, these efforts could lead to substantially higher costs than planned and we may not be able to realize fully, or realize in the anticipated time frame, the expected benefits from our cost saving measures. As a result, you are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Leverageable Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Leverageable Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In connection with the Acquisition, we present Leverageable Adjusted EBITDA for the twelve months ended September 28, 2018 as we believe it is useful to evaluate our financial performance in light of the business combination between Colfax and DJO; however, we do not intend to present Leverageable Adjusted EBITDA as part of our historical results following the consummation of the Acquisition.

The tables below reconciles Adjusted EBITDA, Adjusted EBITDA margin, Leverageable Adjusted EBITDA and Leverageable Adjusted EBITDA margin to operating income for the periods presented.

	Year Ended December 31,			Nine Month Period Ended		Twelve Month Period Ended
	2015	2016	2017	September 29, 2017	September 28, 2018	September 28, 2018
(dollars in thousands, except percentages)
Operating income	$265,620	$236,800	$29,151	$205,111	$188,056	$12,096
Restructuring and other related charges	56,822	58,496	68,351	23,131	40,791	86,011
Goodwill and intangible asset impairment charge	1,486	238	152,700	—	—	152,700
Pension Settlement loss (benefit)	(582)	48	46,933	—	—	46,933
Loss on deconsolidation of Venezuelan subsidiary	—	495	—	—	—	—
Adjusted operating income:	323,346	296,077	297,135	228,242	228,847	297,740
Depreciation & amortization	129,022	124,073	123,692	89,063	105,172	139,801
Inventory Step-up	2,291	1,493	1,304	352	3,060	4,012
Adjusted EBITDA	$454,659	$421,643	$422,131	$317,657	$337,079	$441,553

Adjusted EBITDA margin(1)	13.2%	13.2%	12.8%	13.1%	12.6%	12.4%

Pro forma effect of recent acquisitions(2)						31,700
Stock-based compensation expense						24,415
Future Cost Savings(3)						36,300

Leverageable Adjusted EBITDA						$533,968

Leverageable Adjusted EBITDA margin(4)						15.0%

Adjusted EBITDA	$454,659	$421,643	$422,131	$317,657	$337,079	$441,553

Capital expenditures	(62,388)	(55,042)	(53,386)	(28,949)	(40,246)	(64,683)

Free cash flow(5)	392,271	366,601	368,745	288,708	296,833	376,870

(1)	We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Net sales for the period.
(2)

Reflects the effect on our results of operations for the twelve months ended September 28, 2018 as if certain acquisitions had been consummated as of October 1, 2017, including the acquisition of Siemens Turbomachinery Equipment GmbH (STE) from Siemens AG and Gas Control Equipment Group AB (“GCE”), and the acquisitions of Advanced Combustion Inc. (“ACI”), and ACH Equipos Ltda. (“ACH”). The adjustments reflect the annualization of the results of these acquisitions subsequent to the date on which each began to contribute to our results.

(3)

Consists of (i) approximately $12.4 million in estimated effect of future cost savings through 2020 related to our ESAB segment products, in connection with integration synergy plans and other organizational rightsizing in light of anticipated local market conditions; and (ii) approximately $23.9 million in estimated pro forma effect of future cost savings through 2020 related to our Howden segment products, in each case in connection with reorganization of existing production sites, internal restructuring and personnel realignment.

(4)	We define Leverageable Adjusted EBITDA margin as Leverageable Adjusted EBITDA as a percentage of Net sales.
(5)	We define free cash flow as Adjusted EBITDA less capital expenditures.

Segment Information

The tables below reconcile Adjusted EBITDA and free cash flow to operating income (loss) for the periods presented, with respect to each of our segments:

	Twelve months ended September 28, 2018
(dollars in thousands)	Air & Gas Handling	Fabrication Technology	Corporate	Consolidated
Operating (loss) income	$(103,687)	$220,595	$(104,812)	$12,096
Restructuring and other related charges	64,057	21,936	18	86,011
Pension settlement loss	—	—	46,933	46,933
Goodwill and intangible asset impairment charge	152,700	—	—	152,700

Adjusted operating income (loss)	113,070	242,531	(57,861)	297,740

Depreciation & amortization	64,517	73,901	1,384	139,801
Inventory step-up	1,868	2,144	—	4,012

Adjusted EBITDA	$179,455	$318,576	$(56,477)	$441,553
Adjusted EBITDA margin	12.5%	15.0%	N/A	12.4%
Pro forma effect of recent acquisitions(1)	10,500	21,200	N/A	31,700
Stock-based compensation expense(2)	3,821	5,179	15,414	24,415
Future Cost Savings(3)	23,900	12,400	N/A	36,300

Leverageable Adjusted EBITDA	$217,676	$357,354	$(41,063)	$533,968

Leverageable Adjusted EBITDA margin	15.1%	16.9%	N/A	15.0%

Adjusted EBITDA	$179,455	$318,576	$(56,477)	$441,553
Capital expenditures	(21,429)	(42,282)	(972)	(64,683)

Free cash flow	$158,026	$276,294	$(57,449)	$376,870

(1)	Consists of adjustments for recent acquisitions, as described above, attributable to each segment.
(2)	Consists of stock-based compensation expense adjustments, as described above, attributable to each segment.
(3)	Consists of expected cost savings related to restructuring initiatives, as discussed above, attributable to each segment.

Fabrication Technology Segment

	Year Ended December 31,			Nine Months Ended September 28,
(dollars in thousands)	2015	2016	2017	2017	2018
Operating income	$168,687	$163,509	$208,205	$158,850	$171,240
Restructuring and other related charges	29,650	31,688	16,157	13,846	19,625
Goodwill and intangible asset impairment charge	1,486	238	—	—	—

Adjusted operating income	199,823	195,435	224,362	172,696	190,865
Depreciation, amortization & other impairment charges	76,092	73,816	71,372	53,343	55,872
Inventory step-up	475	1,493	643	352	1,853

Adjusted EBITDA	$276,390	$270,744	$296,377	$226,391	$248,590

Air & Gas Handling Segment

	Year Ended December 31,			Nine Months Ended September 28,
(dollars in thousands)	2015	2016	2017	2017	2018
Operating income (loss)	$143,849	$123,322	$(78,689)	$88,285	$63,287
Restructuring and other related charges	27,173	26,808	52,194	9,285	21,148
Goodwill and intangible asset impairment charge	—	—	152,700	—	—

Adjusted operating income	171,022	150,130	126,205	97,570	84,435
Depreciation, amortization & other impairment charges	51,758	49,554	51,004	34,689	48,201
Inventory step-up	1,816	—	661	—	1,207

Adjusted EBITDA	$224,596	$199,684	$177,870	$132,259	$133,843

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF DJO

The following table presents summary historical consolidated financial data for DJO as of the dates and for the periods indicated. The balance sheet data as of December 31, 2015, 2016 and 2017 and the statement of income data for the years ended December 31, 2015, 2016 and 2017 have been obtained from DJO’s audited annual consolidated financial statements, previously filed with the SEC. The financial data as of and for the nine-months ended September 29, 2018 have been obtained from DJO’s unaudited, interim condensed consolidated financial statements, previously filed with the SEC, and the financial data as of September 30, 2017 have been obtained from DJO’s unaudited, interim condensed consolidated financial statements as of such date. In addition, this supplemental information includes certain unaudited financial information for the twelve months ended September 29, 2018 with respect to DJO, which has been calculated by adding DJO’s historical results for year ended December 31, 2017, to DJO’s historical results for the nine months ended September 29, 2018, less the historical results for the nine months ended September 30, 2017.

The results of operations for the nine-month period ended September 29, 2018 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2018, and you should not assume the results of operations for any past periods indicate results for any future period. The information set forth below should be read together with the other information contained in DJO’s audited annual consolidated financial statements and unaudited interim condensed consolidated financial statements, previously filed with the SEC.

	Year Ended December 31,			Nine Month Period Ended		Twelve Month Period Ended
	2015	2016	2017	September 30, 2017	September 29, 2018	September 29, 2018
(dollars in thousands)
Statement of Income Data:
Net sales	$1,113,627	$1,155,288	$1,186,206	$874,011	$891,517	$1,203,712
Costs and operating expenses:
Cost of sales	466,019	511,414	498,107	366,779	375,780	507,108
Selling, general and administrative	454,724	490,693	510,523	391,967	351,459	470,015
Research and development	35,105	37,710	35,429	27,066	30,687	39,050
Amortization of intangible assets	79,964	76,526	66,146	50,713	44,445	59,878
Impairment of goodwill	—	160,000	—	—	—	—

	1,035,812	1,276,343	1,110,205	836,525	802,371	1,076,051

Operating income (loss)	77,815	(121,055)	76,001	37,486	89,146	127,661
Other expense:
Interest expense, net	(172,290)	(170,082)	(174,238)	(129,446)	(136,299)	(181,091)
Loss on modification and extinguishment of debt	(68,473)	—	—	—	—
Other income (expense), net	(7,303)	(2,534)	2,113	2,008	(1,040)	(935)

	(248,066)	(172,616)	(172,125)	(127,438)	(137,339)	(182,026)

Loss before income taxes	(170,251)	(293,671)	(96,124)	(89,952)	(48,193)	(54,365)
Income tax (benefit) provision	12,256	(6,853)	(60,720)	6,677	12,201	(55,196)

Net (loss) income from continuing operations	(182,507)	(286,818)	(35,404)	(96,629)	(60,394)	831
Net income (loss) from discontinued operations	(157,580)	1,138	309	228	486	567

Net (loss) income	(340,087)	(285,680)	(35,095)	(96,401)	(59,908)	1,398
Net income attributable to noncontrolling interests	(840)	(623)	(799)	(644)	(846)	(1,001)

Net (loss) income attributable to DJO.	(340,927)	(286,303)	(35,894)	(97,045)	(60,754)	397

Balance Sheet Data at period end:
Total Assets	$2,309,558	$2,050,438	$2,022,025	$2,023,824	$2,012,255	$2,012,255
Other Financial Data:
Adjusted EBITDA(1)	$220,837	$221,205	$256,929	$181,980	$193,693	$268,642
Leverageable Adjusted EBITDA(2)						$293,697

(1)

We define DJO’s Adjusted EBITDA as net income (loss) plus (i) interest expense, (ii) provision for income taxes and (iii) depreciation and amortization charges, further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

(2)

We define Leverageable Adjusted EBITDA as Adjusted EBITDA as further adjusted to eliminate certain other items, including stock-based compensation expense and benefits that we expect from the realization of future cost savings from operating efficiencies. These further adjustments are itemized below. In particular, future cost savings are based on management estimates and assumptions and are forward looking in nature. As such, this information is inherently subject to risks and uncertainties. It may not give an accurate or complete picture of the financial impact or results of these actions and initiatives for the periods presented and may not be comparable with our Financial Statements or the other financial information included in this supplemental information or with financial information filed with the SEC, and should not be relied upon when making an investment decision. Our presentation of Leverageable Adjusted EBITDA has inherent limitations as an analytical tool. For example, Leverageable Adjusted EBITDA does not reflect costs and capital expenditures that we may incur to implement the cost savings initiatives described below. If one or more of our underlying assumptions regarding these items proves to have been incorrect, these efforts could lead to substantially higher costs than planned and we may not be able to realize fully, or realize in the anticipated time frame, the expected benefits from our cost saving measures. As a result, you are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Leverageable Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Leverageable Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In connection with the Acquisition, we present Leverageable Adjusted EBITDA for the twelve months ended September 29, 2018 as we believe it is useful to evaluate the financial performance of DJO in light of the business combination between Colfax and DJO; however, we do not intend to present Leverageable Adjusted EBITDA as part of our historical results following the consummation of the Acquisition.

The table below reconciles Adjusted EBITDA, Adjusted EBITDA margin, Leverageable Adjusted EBITDA, Leverageable Adjusted EBITDA margin and free cash flow to Net sales for the periods presented.

	Year Ended December 31,			Nine Month Period Ended		Twelve Month Period Ended
	2015	2016	2017	September 30, 2017	September 29, 2018	September 29, 2018
(dollars in thousands, except percentages)
Adjusted EBITDA
Net sales	$1,113,627	$1,155,288	$1,186,206	$874,011	$891,517	$1,203,712
Net (loss) income attributable to DJO	(340,927)	(286,303)	(35,894)	(97,045)	(60,754)	397
Discontinued operations	157,580	(1,138)	(309)	(228)	(486)	(567)
Interest expense, net	172,290	170,082	174,238	129,446	136,299	181,091
Income tax provision (benefit)	12,256	(6,853)	(60,720)	6,677	12,201	(55,196)
Depreciation and amortization	117,455	117,893	111,261	83,001	79,386	107,646
Impairment of goodwill	—	160,000	—	—	—	—
Inventory adjustments	—	18,013	—	—	—	—
Loss on disposal of assets, net	777	949	1,403	983	(125)	295
Restructuring and reorganization(1)	12,843	16,838	58,775	50,441	35,222	41,121
Acquisition integration(2)	8,635	10,350	2,106	1,457	1,447	2,096
Blackstone monitoring fee	7,000	7,000	6,225	5,250	—	975
Loss on modification and extinguishment of debt	68,473	—	—	—	—	—
Other add-backs and reporting adjustments(3)	4,455	14,374	(156)	1,998	(9,497)	(9,216)

Adjusted EBITDA	$220,837	$221,205	$256,929	$181,980	$193,693	$268,642

Adjusted EBITDA margin(4)	19.8%	19.1%	21.7%	20.8%	21.7%	22.3%

Stock-based compensation expense						4,522
Future Cost Savings(5)						20,533

Leverageable Adjusted EBITDA						293,697

Leverageable Adjusted EBITDA margin(6)						24.4%

Adjusted EBITDA	$220,837	$221,205	$256,929	$181,980	$193,693	$268,642

Capital expenditures	(44,665)	(51,428)	(47,361)	(33,597)	(40,758)	(54,522)

Free cash flow(7)	$176,172	$169,777	$209,568	$148,383	$152,935	$214,120

(1)

Restructuring and reorganization adjustments represent a series of business transformation initiatives undertaken by DJO in order to improve its profitability, including third-party consulting fees for cost savings initiatives, severance and COBRA payments in connection with the reductions in force and redundant costs of establishing offshore shared services.

(2)	Consists of costs related to the integration of new businesses acquired.
(3)

Certain one-time costs including (i) primarily IT automation in 2015; (ii) primarily executive severance payments and legal costs related to unusual and onetime items in 2016; and (iii) primarily one-time bad debt run rate adjustments in 2018.

(4)	We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Net sales for the period.
(5)	Consists of estimated pro forma effect of future cost savings over the next 18 months in direct procurement, distribution footprint optimization and facility optimization.
(6)	We define Leverageable Adjusted EBITDA margin as Leverageable Adjusted EBITDA as a percentage of Net sales for the period.
(7)	We define free cash flow as Adjusted EBITDA less capital expenditures.

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION OF COLFAX AND DJO

The following summary unaudited pro forma consolidated condensed financial information of Colfax Corporation (“Colfax”) is presented to illustrate the estimated income statement effects of the Acquisition of DJO Global, Inc. (“DJO”) as such data may have appeared if the Acquisition and the Financing Transactions, including the application of the proceeds therefrom, had been completed on January 1, 2017. The unaudited pro forma consolidated condensed balance sheet information is presented as if the Acquisition, the Financing Transactions and the application of the proceeds therefrom had been completed on September 28, 2018. The unaudited pro forma consolidated condensed financial information has been derived from and should be read in conjunction with:

•	Colfax Corporation’s audited consolidated condensed financial statements and related notes as of, and for the year ended, December 31, 2017, included in the 2017 Annual Report;

•	Colfax Corporation’s unaudited consolidated financial statements and related notes, as of and for the three and nine months ended September 28, 2018, included in the 2018 Quarterly Report;

•	DJO’s audited consolidated financial statements and related notes as of, and for the year ended, December 31, 2017 included in the 2019 Current Report; and

•	DJO’s unaudited consolidated financial statements and related notes as of and for the nine months ended September 29, 2018 included in the 2019 Current Report.

To prepare the unaudited pro forma consolidated condensed financial information, the historical financial statements of DJO have been adjusted to reflect certain reclassifications to conform to Colfax’s financial statement presentation as described in “Unaudited Pro Forma Consolidated Condensed Financial Information of the Company and DJO.” Pro forma adjustments were made to Colfax’s historical consolidated financial information to reflect items that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the consolidated operating results of Colfax.

The pro forma financial statements do not reflect the costs of any integration activities, possible or pending asset dispositions, the benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies that may result from the Acquisition.

The pro forma financial statements are presented for informational purposes only and do not purport to represent what the results of operations or financial condition would have been had the Acquisition actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of the consolidated company for any future period or as of any future date. The pro forma financial statements have been prepared in advance of the close of the Acquisition; the final amounts recorded upon the closing of the Acquisitions may differ materially from the information presented.

In addition, this supplemental information includes certain unaudited pro forma financial information for the twelve months ended September 28, 2018 which has been derived from (i) the results of Colfax for the twelve months ended September 28, 2018 (calculated by adding Colfax’s historical results for the year ended December 31, 2017, to Colfax’s historical results for the nine months ended September 28, 2018, and subtracting Colfax’s historical results for the nine months ended September 29, 2017) and (ii) the results of DJO for the twelve months ended September 29, 2018 (calculated by adding DJO’s historical results for year ended December 31, 2017, to DJO’s historical results for the nine months ended September 29, 2018, and subtracting DJO’s historical results for the nine months ended September 30, 2017), as adjusted to reflect the business combination effect resulting from the Acquisition and the Financing Transactions, including the application of the proceeds therefrom.

The unaudited pro forma consolidated condensed financial data have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, which are subject to change and interpretation. The Acquisition accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma consolidated condensed financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma consolidated condensed financial data and the consolidated company’s future results of operations and financial position.

(dollars in thousands, except ratios)	Pro Forma for the Year Ended December 31, 2017	Pro Forma for the Nine Months Ended September 28, 2018	Pro Forma as of and for the Twelve Months Ended September 28, 2018
Net sales	$4,486,390	$3,573,103	$4,759,381
Cost of sales	2,763,825	2,214,359	2,948,636

Gross profit	1,722,565	1,358,744	1,810,745
Selling, general and administrative expense	1,356,648	1,057,320	1,413,616
Restructuring and other related charges	127,126	76,013	127,132
Goodwill and intangible asset impairment charge	152,700	—	152,700
Pension settlement loss	46,933	—	46,933

Operating income	39,158	225,411	70,364
Interest expense, net	188,529	145,031	194,588
Loss on short term investments	—	10,128	10,128

Income (loss) from continuing operations before income taxes	(149,371)	70,252	(134,352)
Provision (benefit) for income taxes	(90,383)	7,318	(81,723)

Net income (loss) from continuing operations	(58,988)	62,934	(52,629)
Income (loss) from discontinued operations, net of taxes	224,356	(30,776)	171,562

Net income	165,368	32,158	118,933
Less: income attributable to noncontrolling interest, net of taxes	19,216	12,567	17,272

Net income attributable to Colfax Corp.	$146,152	$19,591	$101,661

Other Financial Information

Pro forma Adjusted EBITDA	679,060	530,772	710,195
Pro forma Leverageable Adjusted EBITDA			827,665
Pro forma total debt(1)			3,890,793
Pro forma Leverage Ratio(2)			4.70x
Pro forma Fixed Charge Coverage Ratio(3)			4.25x

(dollars in thousands)	Pro Forma as of September 28, 2018
Total Assets	$9,982,031
Total Liabilities	6,177,215
Total Equity	3,804,816
Total Liabilities and Equity	9,982,031

(1)

Pro forma total debt is the amount of total debt, including current portion (net of deferred financing fees) that would have been outstanding as of the end of the period, after giving pro forma effect to the Acquisition and the Financing Transactions, including the application of the proceeds therefrom.

(2)	Calculated as Pro forma total debt as of the end of the period divided by Pro forma Leverageable Adjusted EBITDA for the period.
(3)	Calculated as Pro forma Leverageable Adjusted EBITDA for the period divided by Pro forma interest expense (net) for the period.

The table below reconciles Pro forma Adjusted EBITDA and Pro forma Leverageable Adjusted EBITDA for the periods presented.

(dollars in thousands)	Pro Forma for the Year Ended December 31, 2017	Pro Forma for the Nine Months Ended September 28, 2018	Pro Forma for the Twelve Months Ended September 28, 2018
Pro forma Adjusted EBITDA
Pro forma Operating income	$39,158	$225,411	$70,364
Goodwill and intangible asset impairment charge	152,700	—	152,700
Restructuring and other related charges(1)	127,126	76,013	127,132
Depreciation and amortization	300,947	239,218	319,709
Inventory step up	1,304	3,060	4,012
Other income (expense)	2,113	(1,040)	(935)
Pension settlement loss (gain)	46,933	—	46,933
Acquisition integration(2)	2,106	1,447	2,096
Other add-backs and reporting adjustments(3)	(156)	(12,366)	(12,085)
Loss (gain) on asset disposals, net	1,403	(125)	295
Blackstone monitoring fee	6,225	—	975
Net income attributable to noncontrolling interests	(799)	(846)	(1,001)

Pro forma Adjusted EBITDA	$679,060	$530,772	$710,195

Pro forma effect of recent acquisitions(4)			31,700
Stock-based compensation expense(5)			28,937
Future Cost Savings(6)			56,833

Pro forma Leverageable Adjusted EBITDA			$827,665

(1)	Consists of Colfax restructuring and other related charges and DJO restructuring and reorganization adjustments.
(2)	Consists of DJO acquisition integration adjustments.
(3)	Consists of DJO other add-backs and reporting adjustments.
(4)	Consists of Colfax adjustments for recent acquisitions.
(5)	Consists of combined stock-based compensation expense adjustments.
(6)	Consists of combined expected cost savings related to restructuring initiatives for both Colfax and DJO.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION OF COLFAX AND DJO

The following unaudited pro forma consolidated condensed financial information of Colfax Corporation (“Colfax”) is presented to illustrate the estimated income statement effects of the acquisition of DJO Global, Inc. (“DJO”) as such data may have appeared if the Acquisition, the Financing Transactions and the application of the proceeds therefrom had been completed on January 1, 2017. The unaudited pro forma consolidated condensed balance sheet is presented as if the Acquisition, the Financing Transactions and the application of the proceeds therefrom had been completed on September 28, 2018. The unaudited pro forma consolidated condensed financial information has been derived from and should be read in conjunction with:

•	Colfax Corporation’s audited consolidated financial statements and related notes as of, and for the year ended, December 31, 2017, included in the 2017 Annual Report;

•

Colfax Corporation’s unaudited consolidated condensed financial statements and related notes as of, and for the three and nine month periods ended September 28, 2018, included in the 2018 Quarterly Report;

•	DJO’s audited consolidated financial statements and related notes as of, and for the year ended, December 31, 2017 included in the 2019 Current Report; and

•	DJO’s unaudited consolidated financial statements and related notes as of and for the nine months ended September 29, 2018 included in the 2019 Current Report.

To prepare the unaudited pro forma consolidated condensed financial information, the historical financial statements of DJO have been adjusted to reflect certain reclassifications to conform to Colfax’s financial statement presentation as described in Note 3. Pro forma adjustments were made to Colfax’s historical consolidated financial information to reflect items that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the consolidated operating results of Colfax.

The pro forma financial statements do not reflect the costs of any integration activities, possible or pending asset dispositions, the benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies that may result from the Acquisition.

The pro forma financial statements are presented for informational purposes only and do not purport to represent what the results of operations or financial condition would have been had the Acquisition actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of the consolidated company for any future period or as of any future date. The pro forma financial statements have been prepared in advance of the close of the Acquisition; the final amounts recorded upon the closing of the Acquisitions may differ materially from the information presented.

The unaudited pro forma consolidated condensed financial data has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, which are subject to change and interpretation. The acquisition accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma consolidated condensed financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma consolidated condensed financial data and the consolidated company’s future results of operations and financial position.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

COLFAX CORPORATION

	As of 9/28/2018	As of 9/29/2018	Equity— Related Adjustments			Debt— Related Adjustments			Merger— Related Adjustments			Pro Forma
(dollars in thousands)	Historical Colfax	Historical DJO
		(Note 3)	(Note 5)			(Note 6)			(Note 7)
Assets
Cash and cash equivalents	$285,900	$27,619	$447,700	(a	)	$2,673,519	(a	)	$(3,221,219)	(a	)	$213,519
Trade receivable, net	953,881	172,492	—			—			—			1,126,373
Inventories, net	484,242	183,837	—			—			—			668,079
Other current assets	227,249	31,329	—			—			(2,182)	(b	)	256,396

Total current assets	1,951,272	415,277	447,700			2,673,519			(3,223,401)			2,264,367
Property, plant, and equipment, net	494,377	143,041	—			—			—			637,418
Goodwill	2,524,134	878,689	—			—			459,169	(c	)	3,861,992
Intangible assets, net	941,246	570,725	—			—			1,166,275	(d	)	2,678,246
Other assets	535,200	4,523	—			628	(b	)	(343)	(b	)	540,008

Total assets	$6,446,229	$2,012,255	$447,700			$2,674,147			$(1,598,300)			$9,982,031

Liabilities and Equity
Liabilities
Current portion of long-term debt	$6,385	$23,488	$22,582	(b	)	$61,250	(c	)	$(23,488)	(e	)	$90,217
Accounts payable	563,730	102,009	—			—			—			665,739
Customer advances and billings in excess of costs incurred	148,635	—	—			—			—			148,635
Accrued liabilities	350,130	176,318	—			(92)	(d	)	4,670	(f	)	531,026

Total current liabilities	1,068,880	301,815	22,582			61,158			(18,818)			1,435,617
Long-term debt, less current portion	1,135,624	2,397,975	47,303	(c	)	2,617,649	(e	)	(2,397,975)	(e	)	3,800,576
Other liabilities	763,403	166,281	—			—			11,338	(g	)	941,022

Total liabilities	2,967,907	2,866,071	69,885			2,678,807			(2,405,455)			6,177,215

Equity
Common stock	117	496	—			—			(496)	(h	)	117
Additional paid-in capital	3,051,695	846,615	377,815	(d	)	—			(846,615)	(h	)	3,429,510
Retained earnings	945,944	(1,676,347)	—			(4,660)	(f	)	1,628,077	(h	)	893,014
Accumulated other comprehensive loss	(735,894)	(26,189)	—			—			26,189	(h	)	(735,894)

Total Colfax Corp. equity	3,261,862	(855,425)	377,815			(4,660)			807,155			3,586,747
Noncontrolling interest	216,460	1,609	—			—			—			218,069

Total equity	3,478,322	(853,816)	377,815			(4,660)			807,155			3,804,816

Total liabilities and equity	$6,446,229	$2,012,255	$447,700			$2,674,147			$(1,598,300)			$9,982,031

The accompanying notes are an integral part of these unaudited pro forma consolidated condensed financial statements.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

COLFAX CORPORATION

	For the twelve months ended 9/28/2018	For the twelve months ended 9/29/2018	Equity— Related Adjustments			Debt— Related Adjustments			Merger— Related Adjustments			Pro Forma
(dollars in thousands, except per share amounts)	Historical Colfax	Historical DJO
	(Note 10)	(Notes 3 and 10)	(Note 5)			(Note 6)			(Note 8)
Net sales	$3,555,669	$1,203,712	$—			$—			$—			$4,759,381
Cost of sales	2,459,003	489,633	—			—			—			2,948,636

Gross profit	1,096,666	714,079	—			—			—			1,810,745
Selling, general and administrative expense	798,926	545,297	—			—			69,393	(a	)	1,413,616
Restructuring and other related charges	86,011	41,121	—			—			—			127,132
Goodwill and intangible asset impairment charge	152,700	—	—			—			—			152,700
Pension settlement loss	46,933	—	—			—			—			46,933

Operating income	12,096	127,661	—			—			(69,393)			70,364
Interest expense, net	41,184	182,026	3,403	(e	)	147,312	(g	)	(179,337)	(b	)	194,588
Loss on short term investments	10,128	—	—			—			—			10,128

(Loss) income from continuing operations before income taxes	(39,216)	(54,365)	(3,403)			(147,312)			109,944			(134,352)
Provision (benefit) for income taxes	7,916	(55,196)	(961)	(f	)	(41,616)	(h	)	8,134	(c	)	(81,723)

Net (loss) income from continuing operations	(47,132)	831	(2,442)			(105,696)			101,810			(52,629)
Income from discontinued operations, net of taxes	170,995	567	—			—			—			171,562

Net income (loss)	123,863	1,398	(2,442)			(105,696)			101,810			118,933
Less: income attributable to noncontrolling interest, net of taxes	16,271	1,001	—			—			—			17,272

Net income (loss) attributable to Colfax Corp.	$107,592	$397	$(2,442)			$(105,696)			$101,810			$101,661

Net (loss) income per share—basic (Note 9)
Continuing operations	$(0.39)											$(0.38)

Discontinued operations	$1.41											$1.23

Consolidated operations	$1.02											$0.85

Net (loss) income per share—diluted (Note 9)
Continuing operations	$(0.39)											$(0.38)

Discontinued operations	$1.41											$1.23

Consolidated operations	$1.02											$0.85

The accompanying notes are an integral part of these unaudited pro forma consolidated condensed financial statements.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

COLFAX CORPORATION

	For the Year Ended 12/31/2017	For the Year Ended 12/31/2017
(dollars in thousands, except per share amounts)	Historical Colfax	Historical DJO	Equity— Related Adjustments			Debt— Related Adjustments			Merger— Related Adjustments			Pro Forma
		(Note 3)	(Note 5)			(Note 6)			(Note 8)
Net sales	$3,300,184	$1,186,206	$—			$—			$—			$4,486,390
Cost of sales	2,270,709	493,116	—			—			—			2,763,825

Gross profit	1,029,475	693,090	—			—			—			1,722,565
Selling, general and administrative expense	732,340	558,314	—			—			65,994	(a	)	1,356,648
Restructuring and other related charges	68,351	58,775	—			—			—			127,126
Goodwill and intangible asset impairment charge	152,700	—	—			—			—			152,700
Pension settlement loss (gain)	46,933	—	—			—			—			46,933

Operating income	29,151	76,001	—			—			(65,994)			39,158
Interest expense, net	41,137	172,125	4,660	(e	)	144,485	(g	)	(173,878)	(b	)	188,529

Income (loss) from continuing operations before income taxes	(11,986)	(96,124)	(4,660)			(144,485)			107,884			(149,371)
Provision (benefit)for income taxes	42,554	(60,720)	(1,771)	(f	)	(54,904)	(h	)	(15,542)	(c	)	(90,383)

Net income (loss) from continuing operations	(54,540)	(35,404)	(2,889)			(89,581)			123,426			(58,988)
Income from discontinued operations, net of taxes	224,047	309	—			—			—			224,356

Net income (loss)	169,507	(35,095)	(2,889)			(89,581)			123,426			165,368
Less: income attributable to noncontrolling interest, net of taxes	18,417	799	—			—			—			19,216

Net income (loss) attributable to Colfax Corp.	$151,090	$(35,894)	$(2,889)			$(89,581)			$123,426			$146,152

Net income (loss) per share—basic (Note 9)
Continuing operations	$(0.59)											$(0.42)

Discontinued operations	$1.82											$1.59

Consolidated operations	$1.23											$1.17

Net income (loss) per share—diluted (Note 9)
Continuing operations	$(0.59)											$(0.42)

Discontinued operations	$1.81											$1.59

Consolidated operations	$1.22											$1.17

The accompanying notes are an integral part of these unaudited pro forma consolidated condensed financial statements.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

COLFAX CORPORATION

	For the Nine Months Ended 9/28/2018	For the Nine Months Ended 9/29/2018	Equity— Related Adjustments			Debt— Related Adjustments			Merger— Related Adjustments			Pro Forma
(dollars in thousands, except per share amounts)	Historical Colfax	Historical DJO
		(Note 3)	(Note 5)			(Note 6)			(Note 8)
Net sales	$2,681,586	$891,517	$—			$—			$—			$3,573,103
Cost of sales	1,852,603	361,756	—			—			—			2,214,359

Gross profit	828,983	529,761	—			—			—			1,358,744
Selling, general and administrative expense	600,136	405,393	—			—			51,791	(a	)	1,057,320
Restructuring and other related charges	40,791	35,222	—			—			—			76,013

Operating income	188,056	89,146	—			—			(51,791)			225,411
Interest expense, net	29,153	137,339	2,392	(e	)	110,869	(g	)	(134,722)	(b	)	145,031
Loss on short term investments	10,128	—	—			—			—			10,128

Income (loss) from continuing operations before income tax	148,775	(48,193)	(2,392)			(110,869)			82,931			70,252
Provision (benefit) for income taxes	11,490	12,201	(598)	(f	)	(27,717)	(h	)	11,942	(c	)	7,318

Net income (loss) from continuing operations	137,285	(60,394)	(1,794)			(83,152)			70,989			62,934
Income (loss) from discontinued operations, net of taxes	(31,262)	486	—			—			—			(30,776)

Net income (loss)	106,023	(59,908)	(1,794)			(83,152)			70,989			32,158
Less: income attributable to noncontrolling interest, net of taxes	11,721	846	—			—			—			12,567

Net income (loss) attributable to Colfax Corp.	$94,302	$(60,754)	$(1,794)			$(83,152)			$70,989			$19,591

Net income (loss) per share—basic (Note 9)
Continuing operations	$1.04											$0.46

Discontinued operations	$(0.26)											$(0.22)

Consolidated operations	$0.78											$0.24

Net income (loss) per share—diluted (Note 9)
Continuing operations	$1.03											$0.45

Discontinued operations	$(0.26)											$(0.22)

Consolidated operations	$0.77											$0.23

The accompanying notes are an integral part of these unaudited pro forma consolidated condensed financial statements.

Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements

1.	Description of Acquisition

On November 19, 2018, Colfax entered into an Agreement and Plan of Merger (the “Merger Agreement”) with, among others, DJO Global, Inc., a Delaware limited liability company, pursuant to which Colfax agreed to purchase DJO from private equity funds managed by The Blackstone Group L.P. and repay or redeem all existing indebtedness of DJO. The amount payable by Colfax in connection with the Acquisition is calculated as $3.15 billion in cash plus the aggregate amount of cash, cash equivalents and marketable securities of DJO on a consolidated basis, subject to certain adjustments set forth in the Merger Agreement. DJO develops, manufactures and distributes high-quality medical devices with a broad range of products used for rehabilitation, pain management and physical therapy.

Pursuant to the Merger Agreement, subject to the satisfaction or waiver of specified conditions, an indirect, wholly-owned subsidiary of Colfax will merge with and into DJO, with DJO continuing as the surviving company and an indirect, wholly-owned subsidiary of Colfax. The Acquisition is expected to close in the first quarter of 2019, subject to the satisfaction of customary closing conditions.

Colfax anticipates that approximately $3.2 billion will be required to pay the Acquisition consideration to the DJO shareholder, repay or redeem any indebtedness of DJO and to pay transaction fees and expenses relating to the Acquisition. Colfax intends to finance the Acquisition with the net proceeds from an offering of notes, the offering of tangible equity units described below (“Units”), the debt financings described below and $100.0 million of cash on hand.

On January 11, 2019, we completed a registered offering of $460 million aggregate amount of Units as additional financing for the Acquisition. This supplemental information is not an offer to sell or a solicitation of an offer to buy any Units offered in the equity offering. The Units offering is not contingent on the completion of the Acquisition or the issuance of the notes. In addition, if we are not able to raise gross proceeds in the amounts contemplated or at all, we may draw funds under the Bridge Facility.

On December 17, 2018 Colfax entered into a new term loan and revolving credit facility with a syndicate of banks to refinance Colfax’s historical financings and finance the Acquisition. The New Credit Facility consists of a $1.3 billion New Revolver, a $500.0 million Two Year Term Loan, and a $1.225 billion Five Year Term Loan.

In connection with entering into the Merger Agreement, we entered into a debt commitment letter (the “Commitment Letter”), dated as of November 18, 2018, with JPMorgan Chase Bank, N.A., Credit Suisse AG and Credit Suisse Loan Funding LLC, pursuant to which such financial institutions have committed to provide $3.29 billion of bridge financing for the Acquisition (the “Bridge Facility”).

2.	Basis of Presentation

The acquisition will be accounted for as a business combination by Colfax using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, under GAAP. Under the acquisition method of accounting, the total estimated purchase price of an acquisition is allocated to the net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Such valuations are based on available information and certain assumptions that management believes are reasonable. The preliminary allocation of the estimated purchase price to the net tangible and intangible assets acquired and liabilities assumed is based on various preliminary estimates. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these pro forma financial statements. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying pro forma financial statements and Colfax’s future results of operations and financial position.

Colfax performed a review of DJO’s accounting policies for the purpose of identifying any material differences in significant accounting policies and any accounting adjustments that would be required in connection with adopting uniform policies. Management is not aware of any differences in the accounting policies that will result in material adjustments to the consolidated financial statements as a result of conforming the accounting policies except for the presentation of certain financial statement line items as discussed below.

The final structure and terms of the DJO acquisition financing will be subject to market conditions and may change materially from the assumptions described above. Changes in the assumptions described above would result in changes to various components of the unaudited pro forma condensed consolidated balance sheet, including cash and cash equivalents, long-term debt and additional paid-in capital, and various components of the unaudited pro forma condensed consolidated statements of income, including interest expense, earnings per share and weighted-average shares outstanding. Depending upon the nature of the changes, the impact on the pro forma financial information could be material.

The unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to represent what our results of operations or financial condition would have been had the Acquisition actually occurred on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date.

3.	Reclassifications

Certain reclassifications were made to the historical financial statements of DJO to conform DJO’s financial statement line item presentation to Colfax’s presentation, which include the following:

DJO reclassifications in the unaudited pro forma condensed consolidated balance sheet as of September 29, 2018

(dollars in thousands)	Before Reclassification	Reclassification			After Reclassification
Prepaid expenses and other current assets	30,818	(30,818)	(a	)	—
Current assets of discontinued operations	511	(511)	(a	)	—
Other current assets	—	31,329	(a	)	31,329
Accrued interest	47,329	(47,329)	(b	)	—
Other current liabilities	128, 989	(128,989)	(b	)	—
Accrued liabilities	—	176,318	(b	)	176,318
Deferred tax liabilities, net	145,606	(145,606)	(c	)	—
Other long-term liabilities	20,675	(20,675)	(c	)	—
Other liabilities	—	166,281	(c	)	166,281
Treasury stock at cost	(3,600)	3,600	(d	)	—
Additional paid-in capital	850,215	(850,215)	(d	)	—
Additional paid-in capital	—	846,615	(d	)	846,615
Accumulated deficit	(1,676,347)	1,676,347	(e	)	—
Retained earnings	—	(1,676,347)	(e	)	(1,676,347)

(a)

Represents the reclassification of Prepaid expenses and other current assets and Current assets of discontinued operations on DJO’s balance sheet into Other current assets to conform to Colfax’s balance sheet presentation.

(b)	Represents the reclassification of Accrued interest and Other current liabilities on DJO’s balance sheet into Accrued liabilities to conform to Colfax’s balance sheet presentation.
(c)	Represents the reclassification of Deferred tax liabilities and Other long-term liabilities on DJO’s balance sheet into Other liabilities to conform to Colfax’s balance sheet presentation.
(d)	Represents the reclassification of Treasury stock at cost and Additional paid-in capital on DJO’s balance sheet into Additional paid-in capital to conform to Colfax’s balance sheet presentation.
(e)	Represents the reclassification of Accumulated deficit on DJO’s balance sheet into Retained earnings to conform to Colfax’s balance sheet presentation.

DJO reclassifications in the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2017

(dollars in thousands)	Before Reclassification	Reclassification		After Reclassification
Selling, general, and administrative	456,739	(456,739	)(f)	—
Research and development	35,429	(35,429	)(f)	—
Amortization of intangible assets	66,146	(66,148	)(f)	—
Selling, general, and administrative expense	—	558,314	(f)	558,314
Cost of sales	4,991	(4,991	)(g)	—
Selling, general and administrative	53,784	(53,784	)(g)	—
Restructuring and other related charges	—	58,775	)(g)	58,775
Interest expense, net	174,238	(174,238	)(h)	—
Other (income) expense, net	(2,113)	2,113	(h)	—
Interest expense, net	—	172,125	(h)	172,125

(f)

Represents the reclassification of Research and development, Amortization of intangible assets, and a portion of Selling, general, and administrative on DJO’s statement of income into Selling, general, and administrative expense to conform to Colfax’s statement of income presentation.

(g)

Represents the reclassification of a portion of Cost of sales, and a portion of Selling general and administrative on DJO’s statement of income into Restructuring and other related charges to conform to Colfax’s statement of income presentation.

(h)	Represents the reclassification of Interest expense and Other (income) expense on DJO’s statement of income into Interest expense to conform to Colfax’s statement of income presentation.

DJO reclassifications in the unaudited pro forma condensed consolidated statement of income for the twelve months ended September 29, 2018

(dollars in thousands)	Before Reclassification	Reclassification		After Reclassification
Selling, general, and administrative	446,369	(446,369	)(i)	—
Research and development	39,050	(39,050	)(i)	—
Amortization of intangible assets	59,878	(59,878	)(i)	—
Selling, general, and administrative expense	—	545,297	(i)	545,297
Cost of sales	17,475	(17,475	)(j)	—
Selling, general and administrative	23,646	(23,646	)(j)	—
Restructuring and other related charges	—	41,121	(j)	41,121
Interest expense, net	181,091	(181,091	)(k)	—
Other (income) expense, net	935	(935	)(k)	—
Interest expense, net	—	182,026	(k)	182,026

(i)

Represents the reclassification of Research and development, Amortization of intangible assets, and a portion of Selling, general, and administrative on DJO’s statement of income into Selling, general, and administrative expense to conform to Colfax’s statement of income presentation.

(j)

Represents the reclassification of a portion of Cost of sales, and a portion of Selling general and administrative on DJO’s statement of income into Restructuring and other related charges to conform to Colfax’s statement of income presentation.

(k)	Represents the reclassification of Interest expense and Other (income) expense on DJO’s statement of income into Interest expense to conform to Colfax’s statement of income presentation.

DJO reclassifications in the unaudited pro forma condensed consolidated statement of income for the nine months ended September 29, 2018

(dollars in thousands)	Before Reclassification	Reclassification		After Reclassification
Selling, general, and administrative	330,261	(330,261	)(l)	—
Research and development	30,687	(30,687	)(l)	—
Amortization of intangible assets	44,445	(44,445	)(l)	—
Selling, general, and administrative expense	—	405,393	(l)	405,393
Cost of sales	14,024	(14,024	)(m)	—
Selling, general and administrative	21,198	(21,198	)(m)	—
Restructuring and other related charges	—	35,222	(m)	35,222
Interest expense, net	136,299	(136,299	)(n)	—
Other (income) expense, net	1,040	(1,040	)(n)	—
Interest expense, net	—	137,339	(n)	137,339

(l)

Represents the reclassification of Research and development, Amortization of intangible assets, and a portion of Selling, general, and administrative on DJO’s statement of income into Selling, general, and administrative expense to conform to Colfax’s statement of income presentation.

(m)

Represents the reclassification of a portion of Cost of sales, and a portion of Selling general and administrative on DJO’s statement of income into Restructuring and other related charges to conform to Colfax’s statement of income presentation.

(n)	Represents the reclassification of Interest expense and Other (income) expense on DJO’s statement of income into Interest expense to conform to Colfax’s statement of income presentation.

4.	Preliminary Purchase Price Allocation

The pro forma adjustments include a preliminary allocation of the estimated purchase price of DJO to the estimated fair values of assets acquired and liabilities assumed at the acquisition date, with the excess recorded as goodwill. The final allocation of the purchase price could differ materially from the preliminary allocation primarily because market prices, interest rates and other valuation variables will fluctuate over time and be different at the time of completion of the Acquisition compared to the amounts assumed for the pro forma adjustments.

The following is a summary of the preliminary purchase price allocation giving effect to the Acquisition as if it had been completed on September 28, 2018:

(dollars in thousands)
Cash	$27,619
Trade receivables, net	172,492
Inventories, net	183,837
Other current assets	29,147
Property, plant and equipment, net	143,041
Goodwill	1,337,858
Intangible assets, net	1,737,000
Other assets	4,180

Total assets acquired	3,635,174

Accounts payable, accrued expenses and other current liabilities	(278,327)
Deferred tax liability, including current portion	(156,944)
Other long-term liabilities	(20,675)
Noncontrolling interest	(1,609)

Fair value of net assets acquired	$3,177,619

5.	Equity Related Pro Forma Adjustments

The following summarizes the pro forma adjustments in connection with the Units financing of the Acquisition as if it had occurred on January 1, 2017 for the purposes of the pro forma consolidated statement of income, and as if it had occurred on September 28, 2018 for the purposes of the unaudited pro forma consolidated balance sheet.

(a)	Adjustment to cash consists of the following:

(dollars in thousands)	As of Sept. 28, 2018
Gross proceeds raised from the Units	$460,000
Cash paid for financing fees related to the Units	(12,300)

Net Proceeds from the Units	$447,700

(b)	Adjustment to record the current portion of the detachable debt component of Units.

(c)	Adjustment to record the non-current portion of the detachable debt component of Units.

(d)

Adjustment to record the detachable equity component of Units. Based on the expected structure of the Units, Colfax expects the purchase contract component of the Units to meet equity classification. The classification of the Units will be subject to detailed assessment once finalized and a different conclusion may result in a material impact on these unaudited pro forma condensed consolidated financial information.

(e)	Adjustment to interest expense consists of the following:

(dollars in thousands)	Year Ended December 31, 2017	Twelve Months Ended Sept. 28, 2018	Nine Months Ended Sept. 28, 2018
Interest expense related to the debt component of the Units	$3,648	$2,660	$1,869
Amortization of deferred financing fees related to the debt component of the Units(1)	1,012	743	523

Pro forma adjustment to interest expense	$4,660	$3,403	$2,392

(1)

Represents fees paid to the initial purchasers for their services in arranging and structuring the financing as well as other debt issuance costs. The fees were allocated between the debt and equity component on a pro-rata basis. Only the deferred financing fees related to the debt component of the Units will be amortized. These fees will be amortized using the effective interest method.

(f)

Adjustment to record the income tax impacts of the pro forma adjustments using a statutory tax rate of 38.0% for the year ended December 31, 2017 and 25.0% for the nine months ended September 28, 2018. For the twelve months ended September 28, 2018, a blended statutory rate of 28.25% was used to record the income tax impacts of the pro forma adjustments. These rates do not reflect Colfax’s effective tax rate, which includes other items and may differ from the rates assumed for purposes of preparing these statements.

6.	Debt Related Pro Forma Adjustments

The following summarizes the pro forma adjustments in connection with the new debt financing of the Acquisition and the refinancing of certain historical financings of Colfax as if each had occurred on January 1, 2017 for the purposes of the pro forma consolidated statement of income, and as if each had occurred on September 28, 2018 for the purposes of the unaudited pro forma consolidated balance sheet.

(a)	Adjustment to cash consists of the following:

(dollars in thousands)	As of Sept. 28, 2018
Amounts borrowed under the notes	$1,000,000
Amounts borrowed under the Two Year Term Loan	500,000
Amounts borrowed under the Five Year Term Loan	1,225,000
Amounts drawn down on New Revolver	623,299
Cash paid for financing fees related to the notes	(12,500)
Cash paid for financing fees related to the Two Year Term Loan	(3,750)
Cash paid for financing fees related to the Five Year Term Loan	(9,188)
Cash paid for financing fees related to the New Revolver	(3,250)
Cash paid in connection with repayment of historical financing	(646,092)

Net amount of cash from debt financing	$2,673,519

(b)	Adjustment to other assets consists of the following:

(dollars in thousands)	As of Sept. 28, 2018
Record deferred financing fees related to the New Revolver(1)	$3,250
Eliminate deferred financing fees related to the repayment of historical financing	(2,622)

Total adjustment to other assets	$628

(1)	The capitalized costs will be amortized over the term of the New Revolver on a straight-line basis.

(c)	Adjustment to record the current portion of long-term debt related to Five Year Term Facility.

(d)	Adjustment to eliminate the accrued interest associated with repayment of historical financing.

(e)	Adjustment to long-term debt consists of the following:

(dollars in thousands)	As of Sept. 28, 2018
Record aggregate amount of the notes	$1,000,000
Record aggregate amount of the Two Year Term Loan	500,000
Record aggregate amount of the Five Year Term Loan, less current portion	1,163,750
Record amount drawn down on New Revolver	623,299
Less: Cash paid for financing fees related to the notes	(12,500)
Less: Cash paid for financing fees related to the Two Year Term Loan	(3,750)
Less: Cash paid for financing fees related to the Five Year Term Loan	(9,188)
Less: Repayment of historical financing, net of deferred financing fees	(643,962)

Total adjustment to debt, net of current portion	$2,617,649

(f)	Adjustment to retained earnings consists for the following:

(dollars in thousands)	As of Sept. 28, 2018
Eliminate deferred financing fees related to the repayment of historical financing, classified as other assets	$(2,622)
Eliminate deferred financing fees related to the repayment of historical financing, classified as contra liability	(2,038)

Total adjustment to retained earnings	$(4,660)

(g)	Adjustment to interest expense consists of the following:

(dollars in thousands)	Year Ended December 31, 2017	Twelve Months Ended Sept. 28, 2018	Nine Months Ended Sept. 28, 2018
Interest expense related to new debt borrowings(1)	$138,401	$136,313	$101,713
Interest expense related to draw down from New Revolver	30,697	30,697	23,023
Amortization of deferred financing fees(2)	6,232	6,160	4,601
Add back: interest expense related to historical financing(3)	(30,845)	(25,858)	(18,468)

Pro forma adjustment to interest expense	$144,485	$147,312	$110,869

(1)	Comprised of interest expense related to the notes and Term Facilities.
(2)

Represents fees paid to the initial purchasers for their services in arranging and structuring the financing as well as other debt issuance costs. Deferred financing fees related to the notes and Term Facilities are amortized using the effective interest method. Deferred financing fees related to the New Revolver are amortized on a straight-line basis.

(3)	Represents interest expense related to the debt that will be paid off in connection with the new debt financing of the Acquisition and the refinancing of certain historical financings of Colfax.

The adjustment to interest expense assumes the principal, stated amount, assumed rates on the New Revolver and Term Facilities do not change from those assumed, however, a 0.125% change in the respective variable interest rate of the New Revolver and Term Facilities would result in an increase or decrease in pro forma interest expense of approximately $2.9 million for the year ended December 31, 2017, $2.9 million for the twelve months ended September 28, 2018 and $2.1 million for the nine months ended September 28, 2018.

(h)

Adjustment to record the income tax impacts of the pro forma adjustments using a statutory tax rate of 38.0% for the year ended December 31, 2017 and 25.0% for the nine months ended September 28, 2018. For the twelve months ended September 28, 2018, a blended statutory rate of 28.25% was used to record the income tax impacts of the pro forma adjustments. These rates do not reflect Colfax’s effective tax rate, which includes other items and may differ from the rates assumed for purposes of preparing these statements.

7.	Merger Related Pro Forma Consolidated Condensed Balance Sheet Adjustments

The following summarizes the pro forma adjustments in connection with the Acquisition (including associated repayment or redemption of all existing indebtedness of DJO) to give effect as if it had been completed on September 28, 2018 for the purposes of pro forma consolidated balance sheet:

(a)	Adjustment to cash consists of the following:

(dollars in thousands)	As of Sept. 28, 2018
Base Merger Cash Consideration	$3,150,000
Plus: DJO Cash	27,619

Aggregate Estimated Merger Consideration	3,177,619
Plus: Other estimated transaction fees and expenses incurred by Colfax	43,600

Total merger related adjustment to cash	$3,221,219

Aggregate Estimated Merger Consideration does not give effect to all adjustments to the total amount payable by Colfax under the Merger Agreement. Such amounts may differ from the estimates presented herein based on movements in DJO working capital and cash balances, among other reasons.

(b)

Adjustment to eliminate amounts related to derivative instruments associated with DJO’s historical indebtedness, eliminates certain existing deferred financing fees and establishes deferred financing fees associated with financing the acquisition.

(c)

Adjustment to eliminate DJO’s historical goodwill of $878.7 million and to recognize goodwill of the proposed DJO acquisition of $1,337.9 million. Goodwill is calculated as the difference between the estimated purchase price and the fair value of identifiable tangible and intangible assets acquired, net of liabilities assumed. The adjustment is preliminary and subject to change based upon final determination of the fair value of assets acquired and liabilities assumed and finalization of the purchase price.

(d)

Adjustment to eliminate DJO’s historical intangible assets, net of $570.7 million and to recognize the estimated step-up in fair value of intangible assets acquired consisting of trade names, technology, and customer relationships. The fair value of the intangible assets acquired is as follows:

(dollars in thousands)	As of Sept. 28, 2018
Trade names	$479,000
Technology	304,000
Customer relationships	954,000

Fair value of intangible assets acquired	$1,737,000

The fair value of acquired tradenames and technology were determined using the “relief from royalty method,” which is a variation of the income approach. It is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. The fair value of customer relationships was determined using the “excess earnings method” which is a variation of the income approach based on expected future revenues derived from the customers acquired. The above fair value estimates are preliminary and subject to change and could vary materially from the actual adjustment on the consummation date.

(e)

Adjustment to eliminate $23.5 million of DJO’s current portion of long-term debt and $2,398.0 million of DJO’s non-current portion of long-term debt that will be repaid, or caused to be repaid, by Colfax as part of the Acquisition from the $3.15 billion merger consideration.

(f)	Adjustment to accrue for transaction fees and expenses to be incurred by DJO.

(g)	Adjustment to other liabilities is related to changes in deferred tax liabilities and is as follows:

(dollars in thousands)	As of Sept. 28, 2018
Incremental increase to intangible assets that do not have tax basis	$288,590
Reversal of U.S. valuation allowance	(234,383)
Reset of deferred tax liabilities associated with DJO historical goodwill	(42,870)

Total adjustment to other liabilities	$11,338

(h)	Adjustment to total equity consists of the following:

(dollars in thousands)	As of Sept. 28, 2019
Eliminate DJO’s historical equity	$855,425
Adjustment to accrue for transaction fees and expenses to be incurred by DJO	(4,670)
Adjustment to accrue for other estimated transaction fees and expenses to be incurred by Colfax	(43,600)

Total adjustment to equity	$807,155

8.	Merger Related Pro Forma Consolidated Condensed Statement of Income Adjustments

The following summarizes the pro forma adjustments in connection with the Acquisition to give effect as if it had been completed on January 1, 2017 for the purposes of pro forma consolidated statements of income:

(a)

Adjustment represents the increase in the amortization of intangible assets associated with the respective step-up in the fair value of acquired identifiable intangible assets, and the adjustment to remove non-recurring transaction costs to be incurred by DJO. For purposes of the pro forma consolidated statements of income, amortization expense was recorded on a straight-line basis over the life of the acquired intangible assets.

(b)	Adjustment to eliminate interest expense related to historical DJO indebtedness and related derivatives that will not be assumed by Colfax.

(c)

Adjustment to record the income tax impacts of the pro forma adjustments using a statutory tax rate of 38.0% for the year ended December 31, 2017 and 25.0% for the nine months ended September 28, 2018.

For the twelve months ended September 28, 2018, a blended statutory rate of 28.25% was used to record the income tax impacts of the pro forma adjustments. These rates do not reflect Colfax’s effective tax rate, which includes foreign taxes and other items and may differ from the rates assumed for purposes of preparing these statements.

In addition to recording the income tax impacts of the pro forma adjustments using the aforementioned statutory rates, there are separate adjustments to (1) record the income tax benefit due to changes in U.S. valuation allowance of $56.5 million for the year ended December 31, 2017, $32.0 million for the twelve months ended September 28, 2018, $17.8 million for the nine months ended September 28, 2018 and (2) record the income tax expense due to tax reform of $9.1 million for the twelve and nine months ended September 28, 2018.

No pro forma adjustment was made to eliminate the $(118.4) million income tax benefit related to the re-measurement of valuation allowance due to the reduction in the U.S. corporate income tax rate from 35% to 21%. The re-measurement of deferred taxes is not an event directly attributable to the transaction and will not have continuing impact.

9.	Earnings Per Share

The unaudited pro forma consolidated basic and diluted earnings per share (“EPS”) for the year ended December 31, 2017 and the nine and twelve months ended September 28, 2018 are based on pro forma income reflecting the adjustments discussed above divided by the basic and diluted pro forma weighted-average number of common shares outstanding.

In connection with the Units issuance, prepaid stock purchase contracts were issued, which give the holder the mandatory option to redeem the stock contracts for a variable number of common shares, subject to a minimum share settlement rate, for no additional consideration. The unaudited pro forma basic EPS calculation gives effect to the assumed Units issuance by including the minimum number of shares issuable in its weighted average shares outstanding, as if they were issued and outstanding as of January 1, 2017, such that the total number of weighted-average shares outstanding would be 141.6 million, 140.2 million and 136.1 million for the year ended December 31, 2017, and for the twelve and nine months ended September 28, 2018, respectively, on a pro forma consolidated basis.

The unaudited pro forma diluted EPS calculation should give effect to all potentially dilutive shares following the close of the Transactions, including the shares issuable pursuant to the prepaid stock purchase contracts as part of the Units issuance. For purposes of calculating unaudited pro forma diluted EPS, the incremental amount of shares that would be exercisable based on the Company’s assumed share price at issuance of $20.81 are included. The exercise of the prepaid stock purchase contracts is assumed to have occurred on January 1, 2017. The shares issuable pursuant to the exercise of the stock purchase contracts and stock-based compensation awards have been excluded from the calculation of unaudited pro forma diluted EPS for the year ended December 31, 2017 and the twelve months ended September 28, 2018 because the effect would have been anti-dilutive.

The unaudited pro forma basic EPS are calculated as follows:

(dollars in thousands, except per share amounts)	Year Ended December 31, 2017	Twelve Months Ended Sept. 28, 2018	Nine Months Ended Sept. 28, 2018
Pro forma net (loss) income attributable to continuing operations	$(58,988)	$(52,629)	$62,934
Pro forma basic weighted-average common shares outstanding	141,630	140,209	136,110

Pro forma basic EPS - continuing operations	$(0.42)	$(0.38)	$0.46

Pro forma net income (loss) attributable to discontinued operations	$224,356	$171,562	$(30,776)
Pro forma basic weighted - average common shares outstanding	141,630	140,209	136,110

Pro forma basic EPS - discontinued operations	$1.59	$1.23	$(0.22)

Pro forma net (loss) income	$165,368	$118,933	$32,158
Pro forma basic weighted-average common shares outstanding	141,630	140,209	136,110

Pro forma basic EPS - consolidated operations	$1.17	$0.85	$0.24

The unaudited pro forma diluted EPS are calculated as follows:

(dollars in thousands, except per share amounts)	Year Ended December 31, 2017	Twelve Months Ended Sept. 28, 2018	Nine Months Ended Sept. 28, 2018
Pro forma net (loss) income attributable to continuing operations	$(58,988)	$(52,629)	$62,934
Pro forma diluted weighted-average common shares outstanding	141,630	140,209	140,333

Pro forma diluted EPS - continuing operations	$(0.42)	$(0.38)	$0.45

Pro forma net income (loss) attributable to discontinued operations	$224,356	$171,562	$(30,776)
Pro forma diluted weighted - average common shares outstanding	141,630	140,209	140,333

Pro forma diluted EPS - discontinued operations	$1.59	$1.23	$(0.22)

Pro forma net income	$165,368	$118,933	$32,158
Pro forma diluted weighted-average common shares outstanding	141,630	140,209	140,333

Pro forma diluted EPS - consolidated operations	$1.17	$0.85	$0.23

10.	Reconciliation of Unaudited Consolidated Condensed Statements of Income for the Twelve Months Ended September 28, 2018

The historical statement of income data for the last twelve months ended September 28, 2018 for Colfax was calculated according to the following table:

(dollars in thousands)	For the year ended 12/31/2017 Historical Colfax	Less: nine months ended 9/29/2017 Historical Colfax	Add: nine months ended 9/28/2018 Historical Colfax	For the twelve months ended 9/28/2018 Historical Colfax
Net sales	$3,300,184	$2,426,101	$2,681,586	$3,555,669
Cost of sales	2,270,709	1,664,309	1,852,603	2,459,003

Gross profit	1,029,475	761,792	828,983	1,096,666
Selling, general and administrative expense	732,340	533,550	600,136	798,926
Restructuring and other related charges	68,351	23,131	40,791	86,011
Goodwill and intangible asset impairment charge	152,700	—	—	152,700
Pension settlement loss	46,933	—	—	46,933

Operating income	29,151	205,111	188,056	12,096
Interest expense, net	41,137	29,106	29,153	41,184
Loss on short term investments	—	—	10,128	10,128

(Loss) income from continuing operations before income taxes	(11,986)	176,005	148,775	(39,216)
Provision for income taxes	42,554	46,128	11,490	7,916

Net (loss) income from continuing operations	(54,540)	129,877	137,285	(47,132)
Income (loss) from discontinued operations, net of taxes	224,047	21,790	(31,262)	170,995

Net income	169,507	151,667	106,023	123,863
Less: income attributable to noncontrolling interest, net of taxes	18,417	13,867	11,721	16,271

Net income attributable to Colfax Corp.	$151,090	$137,800	$94,302	$107,592

The historical statement of income data for the last twelve months ended September 29, 2018 for DJO was calculated according to the following table:

(dollars in thousands)	For the year ended 12/31/2017 Historical DJO	Less: nine months ended 9/30/2017 Historical DJO	Add: nine months ended 9/29/2018 Historical DJO	For the twelve months ended 9/29/2018 Historical DJO
Net sales	$1,186,206	$874,011	$891,517	$1,203,712
Cost of sales	498,107	366,779	375,780	507,108

Gross profit	688,099	507,232	515,737	696,604
Selling, general and administrative	510,523	391,967	351,459	470,015
Research and development	35,429	27,066	30,687	39,050
Amortization of intangible assets	66,146	50,713	44,445	59,878

Operating income	76,001	37,486	89,146	127,661
Interest expense, net	174,238	129,446	136,299	181,091
Other (income) expense, net	(2,113)	(2,008)	1,040	935

(Loss) Income from continuing operations before income taxes	(96,124)	(89,952)	(48,193)	(54,365)
(Benefit) provision for income taxes	(60,720)	6,677	12,201	(55,196)

Net (loss) income from continuing operations	(35,404)	(96,629)	(60,394)	831
Income (loss) from discontinued operations, net of taxes	309	228	486	567

Net (loss) income	(35,095)	(96,401)	(59,908)	1,398
Less: income attributable to noncontrolling interest, net of taxes	799	644	846	1,001

Net (loss) income attributable to DJO Global, Inc.	$(35,894)	$(97,045)	$(60,754)	$397

Note that the above table represents DJO’s statement of income data before the reclassification of these financial statement line items to conform DJO’s presentation to Colfax’s presentation. Thus, this table should be read in conjunction with Note 3, Reclassifications in order to reconcile DJO’s historical statement of income data above to the reclassified historical income statement data presented in the unaudited pro forma consolidated condensed statements of income.